Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

MOSAIC UPDATES FISCAL SECOND QUARTER 2013 GUIDANCE

PLYMOUTH, MN, November 13, 2012 – In advance of upcoming investor conferences, The Mosaic Company (NYSE: MOS) announced today an update of the near-term price and volume guidance, as well as an update of the Company’s full year effective tax rate guidance.

Since the Company announced its fiscal second quarter guidance on October 2, 2012, international crop nutrient market demand has weakened, primarily as a result of distributors delaying purchases to avoid price risk. The Company believes this demand is simply delayed, but that sales volumes may not pick up until calendar 2013.

“The long-term positive outlook for crop nutrient demand has not changed; high commodity prices are driving record farm returns and making our products more affordable than ever before. These strong fundamentals are expected to drive record global phosphate and potash shipments in calendar 2013,” said Jim Prokopanko, President and Chief Executive Officer. “In the short term, however, we are seeing lower than expected shipments to the export market, in spite of very strong demand in North America for the fall application season. As a result, we have lowered our volume guidance for both the Phosphates and Potash segments in the second fiscal quarter of 2013 while also tightening the price forecasts to the upper end of the previously announced ranges.”

In potash, the delay in signing long-term supply contracts with China and India has resulted in weakening price expectations, leading other international buyers to delay purchases to avoid price risk. The midpoint of the Company’s previous guidance for second quarter potash volumes of 1.6 to 1.9 million tonnes already excluded shipments to China and India. The current guidance range of 1.3 to 1.4 million tonnes reflects lower near-term demand in other international countries as well. In part because of the decline in international shipments and changes in product mix, our realized price expectations are now at the high end of the prior range, at $435 to $450 per tonne.

In phosphates, international distributors’ cautious sentiment with respect to potash is spilling over as buyers are avoiding phosphate price risk, and delaying purchases in spite of low reported producer inventories. The Company has lowered second quarter volume guidance to 2.9 to 3.1 million tonnes from 3.0 to 3.4 million tonnes. Realized prices are expected to be in the upper end of the prior range, at $535 to $550 per tonne.

Additionally, the Company will decrease the amount of unrecognized tax benefits reported on the balance sheet by approximately $200 million in the second fiscal quarter, due to the resolution of tax audit activity. As a result, the Company now expects its effective tax rate for full year fiscal 2013 to be in the mid-teens, including the impact of this benefit, and in the mid 20 percent range for the second half of fiscal 2013.

The Company continues to expect the gross margin rate for phosphates to be approximately flat with the first fiscal quarter. Assuming no benefit from foreign exchange in the potash segment cost of goods sold, low operating rates will continue to pressure the gross margin rate in the second quarter, currently expected to be in the low to mid 40 percent range.

All other guidance is unchanged.

Larry Stranghoener, Mosaic’s Executive Vice President and Chief Financial Officer, will discuss the updated guidance and other items when he presents at the Dahlman Rose & Co. Global Metals, Mining & Materials Conference in New York City on Wednesday, November 14, at 9:20 a.m. Eastern Standard Time. The presentation will also be webcast on Mosaic’s website at www.mosaicco.com/investors.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida lakes and streams or possible efforts to reduce the flow of excess nutrients into the Gulf of Mexico; further developments in judicial or administrative proceedings; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, or Canadian resources taxes and royalties; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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